Exhibit 10.4

Stock Ownership Guidelines for Nonmanagement Directors

Purpose: The purpose of the Stock Ownership Guidelines for Nonmanagement Directors is to align the interests of nonmanagement directors with the long-term interests of stockholders and further promote the commitment of Acadia Healthcare Company, Inc. (the “Company”) to sound corporate governance.

Ownership Requirement: Effective January 1, 2017, each nonmanagement director will be expected to hold an investment position in the Company’s common stock equal in value to five times the annual cash retainer (exclusive of any Board committee retainers) paid to nonmanagement directors.

Measurement: Compliance with these ownership guidelines will be measured on the first trading day of each calendar year commencing in 2017, using the annual director retainer then in effect, and the closing price of the Company’s common stock on that day.

Transition Period: There will be a transition period of five years for nonmanagement directors to achieve the ownership requirement; however, notwithstanding the foregoing, each nonmanagement director is expected to hold 5,000 shares within the first year of joining the Board or transitioning from a management director to a nonmanagement director. If at any time the annual retainer increases, the nonmanagement director will have two years from the time of such increase to acquire any additional shares needed to meet these guidelines. Nonmanagement directors will be expected to make steady progress toward meeting the guidelines throughout the five-year transition period.

Holdings Considered: Shares, including restricted shares, owned individually, owned jointly with a spouse or owned separately by a spouse and/or children that share the director’s household will be considered when measuring stock ownership.

Effective Date of Policy: March 19, 2012